Exhibit 99.4

STREICHER MOBILE FUELING, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the twelve months ended June 30, 2004
(in 000's, except per share data)

	Fiscal Year Ended	12 Months Ended
	June 30, 2004	June 30, 2004	Pro Forma		Pro Forma
	SMF	Shank	Adjustments		Combined

Fuel sales, taxes and service revenue	$89,997	$35,456	—		$125,453
Cost of fuel sales, taxes and service	85,699	34,403	—		120,102
Gross Profit	4,298	1,053	—		5,351

Selling, general and administrative expenses	4,394	3,390	—		7,784
Gain on disposal of assets	—	186	—		186
Gain on extinguishment of debt	757	—	—		757
Operating income/ (loss)	661	(2,151)	—		(1,490)
Non-recurring expense	—	(753)	—		(753)
Interest expense	(1,361)	(850)	(156)	(2)	(2,367)
Interest income	2	23	—		25
Loss before income taxes	(698)	(3,731)	(156)		(4,585)
Provision for income taxes	—	—	—		—

Net loss	$(698)	$(3,731)	$(156)		$(4,585)

Basic net loss per share	$(0.10)				$(0.63)
Diluted net loss per share	$(0.10)				$(0.63)
Basic weighted average common shares outstanding	7,261				7,261
Diluted weighted average common shares outstanding	7,261				7,261

Streicher Mobile Fueling, Inc.
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - The purchase of Shank C&E Investments, L.L.C., (“Shank”) will be accounted for by the purchase method of accounting. The total purchase price will be allocated to the tangible assets of Shank, based upon their relative fair market values. This allocation is based on internal valuations and other studies of the acquired assets current market values, condition and estimated useful life. An allocation has been made to major categories of assets based on this information.

The purchase price and cost allocation with the acquisition at closing was less than the fair value of the assets, which created negative goodwill. As required under FASB Statement 141, “Business Combinations,” the negative goodwill has been offset against a Deferred Payment Promissory Note that was part of the purchase agreement at closing. However, the payment of this note is contingent on the Company achieving specific performance objectives through fiscal year ended December 31, 2005 and is not recorded as a liability until and unless the performance objectives are achieved. The current estimate of negative goodwill as of the acquisition date is subject to further refinement and resolution of contingent consideration.

To reflect the excess estimated  fair value of tangible net assets acquired. The purchase price and purchase price allocation are summarized as follows (in thousands):

Total purchase consideration		$5,790

Allocated to:
Plant, property and equipment	$3,073
Accounts receivable	$3,336
Inventory	$150
Other current assets	$17
Fair value of tangible net assets acquired		$6,576

Less: Transaction costs		$211
Negative goodwill		$(575)

NOTE 2 - Reflects estimated interest expense associated with the $6.1 million promissory note, non-cash interest associated with the issue of warrants and the elimination of the Shank interest.

NOTE 3 - Reflects the net borrowing under the new $6.1 million note, $169,000 from a working capital line of credit, cash purchase price of $5.8 million and excludes Shank cash balance of $1.3 million.

NOTE 4 - Reflects the accounts receivable not included in the purchase.

NOTE 5 - Reflects assets not purchased.

NOTE 6 - Reflects the warrants issued in connection with the $6.1 million notes used to finance the Shank Acquisition. The warrants are accounted for using Black Scholes modeling valuation and the values are accounted for in additional paid in capital, unamortized interest expense and deferred financing costs.

NOTE 7 - Reflects the elimination of the Shank debt and current liabilities not assumed in purchase.

NOTE 8 - Reflects the $6.1 million note and the value of the Deferred Payment Promissory Note of $575,000.

NOTE 9 -Reflects the elimination of the Shank equity accounts.

NOTE 10 - Reflects the impact of antidilution due to pro forma combined net loss.